UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                 SCHEDULE 13G/A
                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934

                          Miravant Medical Technologies
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    604690107
                                 (CUSIP Number)

                                December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 10 Pages

CUSIP No. 604690107                 13G/A                   Page 2 of 10 pages


------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            GLG North American Opportunity Fund
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a) [X]
                                                               (b) [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,010,500
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,010,500
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,010,500
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.77%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 604690107                 13G/A                   Page 3 of 10 pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            GLG Partners LP
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [X]
                                                                  (b) [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            England
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,010,500
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,010,500
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,010,500
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.77%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 604690107                 13G/A                   Page 4 of 10 pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                GLG Partners Limited
-------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [X]
                                                                  (b) [ ]
-------------------------------------------------------------------------
          (3)   SEC USE ONLY
-------------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                England
-------------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                    0
SHARES          --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,010,500
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING    -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,010,500
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,010,500
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                      [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.77%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 604690107                 13G/A                   Page 5 of 10 pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Noam Gottesman
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [X]
                                                                  (b) [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,010,500
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,010,500
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,010,500
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                      [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.77%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 604690107                 13G/A                   Page 6 of 10 pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Pierre Lagrange
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [X]
                                                                  (b) [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Belgium
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,010,500
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,010,500
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,010,500
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                      [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.77%
-------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
           IN
-------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 604690107                 13G/A                   Page 7 of 10 pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Philippe Jabre
-------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [X]
                                                                  (b) [ ]
-------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            France
-------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,010,500
OWNED BY       ----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,010,500
-------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,010,500
-------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                      [ ]
-------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            2.77%
-------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 604690107                 13G/A                   Page 8 of 10 pages


         This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G which was filed on May 14, 2004 (the "Schedule 13G") with respect to shares of Common Stock, par value $0.01 per share (the "Common Stock") of Miravant Medical Technologies, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 4 and 5 in their entirety as set forth below.

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)   Amount beneficially owned:

               As of December 31, 2004, each Reporting Person may have been deemed the beneficial owner of 1,010,500 shares of Common Stock owned by GLG North American Opportunity Fund, a Cayman Islands limited liability company ("GLG North American").

               GLG Partners LP, an English limited partnership ("GLG Partners LP"), acts as the investment manager of GLG North American and has voting and dispositive power over the securities held by GLG North American. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company ("GLG Partners Limited"). The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited disclaim beneficial ownership of the securities held by GLG North American, except for their pecuniary interest therein.

         (b)   Percent of class:

               Approximately 2.77% as of December 31, 2004. (Based on the Company's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-2 filed on January 4, 2005, there were 36,496,772 shares of Common Stock outstanding as of November 15, 2004.)

         (c)   Number of shares as to which such person has:

               (i)    Sole power to vote or to direct the vote

                      0

               (ii)   Shared power to vote or to direct the vote

                      1,010,500 shares of Common Stock.

               (iii)  Sole power to dispose or to direct the disposition of

                      0

               (iv)   Shared power to dispose or to direct the disposition of

                      1,010,500 shares of Common Stock.

CUSIP No. 604690107                 13G/A                   Page 9 of 10 pages


Item 5.   Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No. 604690107                 13G/A                   Page 10 of 10 pages


                                   SIGNATURES


         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated:  February 11, 2005

GLG NORTH AMERICAN OPPORTUNITY FUND            GLG PARTNERS LP
By: GLG Partners LP                            By: GLG Partners Limited,
as its Investment Manager                      as its General Partner
By: GLG Partners Limited,
as its General Partner


/s/ Noam Gottesman                             /s/ Noam Gottesman
----------------------------------             ------------------------------
Name:  Noam Gottesman                          Name:  Noam Gottesman
Title: Managing Director                       Title: Managing Director


/s/ Victoria Parry                             /s/ Victoria Parry
--------------------------------               --------------------------------
Name:  Victoria Parry                          Name:  Victoria Parry
Title: Senior Legal Counsel                    Title: Senior Legal Counsel


GLG PARTNERS LIMITED                           NOAM GOTTESMAN



/s/ Noam Gottesman                             /s/ Noam Gottesman
---------------------------------              ------------------------------
Name:  Noam Gottesman                          Name:  Noam Gottesman
Title: Managing Director                       Title: Managing Director


/s/ Victoria Parry
--------------------------------
Name:  Victoria Parry
Title: Senior Legal Counsel

PIERRE LAGRANGE                                PHILIPPE JABRE



/s/ Pierre Lagrange                            /s/ Philippe Jabre
--------------------------------              --------------------------------